(LETTERHEAD)

Suite 312, 1117 First Street S. W., Calgary, Alberta, Canada T2R 0T9 • Telephone (403) 216-2780 • Fax (403) 216-2788

International Frontier Resources Ltd.

To: Pacific Royal Ventures

Attention: H. Chew

From: Wm. Patrick Boswell

Date: January 26, 1999

Re: ALASKA PROJECT

Pursuant to the terms of our Joint Venture Agreement IFR is offering to Pacific-Rodera Ventures Ltd. ("PRV") the First Right of Refusal to participate in IFR's Alaska North Slope Project.

1.0 BACKGROUND

IFR has identified the Alaska's North Slope as a new core area in which to firstly acquire an acreage portfolio, secondly to form a joint venture with a major operator to conduct an aggressive, exploration program. The reasons why Alaska is appealing to us is that the leasing system has recently changed for the better. Even more favorable changes can be expected as the State of Alaska strives to maintain its income whilst its oil production (royalty) is in steady decline. Firstly, with respect to the leasing, new areas such as the National Petroleum Reserve are being opened up to industry after being unobtainable for many years and secondly the procedure of 'nominations' has been terminated which reduces Arco's, BP's and Anadarko's advantage of knowing what acreage any new player is interested in. The new system of highest bid per acre in sealed envelopes suites our strategy of chasing good acreage and certainly allows us to complete with the industry.

Our entry into Alaska will be achieved by purchasing Exploration Geosciences, geological, and geophysical reports which are currently being produced. There products will be ready by end 1999 but workshops during the year should allow us to be ready for acreage being made available in a proposed mid year sale.

The Exploration Geosciences' report is being produced in conjunction with Western Geophysical (as well as ARK Geophysics, Moss Petrophysics, IGI Geochemistry) who are providing access to their spec seismic database valued at some U.S. $250 Million. With Exploration Geosciences' expertise being applied to Western's data they should be able to high grade acreage without IFR having to resort to buying Iarge databases at very large costs. For your information, Exploration Geosclences have also negotiated access to data on around 400 key wells which would have cost IFR a further U.S. $ 220.000 to purchase. The other pre-commiter to the Alaska report is Pan Canadian Petroleums Ltd.

2.0 OFFERS TO PARTICIPATE

IFR hereby offers PRV the First Right of Refusal to participate in IFR's Alaska project. Under the following terms and conditions;

2.1 OPTION CONSIDERATION

PRV shall pay to IFR $50,000 on or before February 28th, 1999 and $50,000 on or before April 1st 1999.

2.2 PROSPECT PARTICIPATION

IFR shall grant PRV the option to participate in bidding for and acquiring prospective acreage in the Alaska North Slope area under the following terms;

A) IFR shall, within 60 days prior to a proposed sale data, provide PRV with a notice of Intent to bid. The notice shall identify land tracts and proposed cash bid amounts for each land tract.

B) PRV shall have a period of Ten (10) days from receipt of notice to elect to participate in IFR's bid.

C) In the event that PRV elects to participate in IFR's bid then PRV shall provide IFR with written notice in which PRV shall make one of the following elections;

- To pay 35% of IFR's share of the bid to earn 28% of IFR's working/equity interest in the lands and leases:

OR

- To elect not to participate in IFR's bid.

D) In the event PRV elects to participate in IFR's bid then PRV shall provide IFR with it's share of the bid amount within 14 days of written notice of election.

E) In the event that PRV elects not to participate in IFR's first bid for acreage in Alaska then this agreement and IFR's obligation to offer any future Right of First Refusal in Alaska to PRV shall come to an end.

3.0 COSTS

Upon PRV electing to participate then all future costs shall be determined by the operating committee to be established by the Joint Operating Agreement and al! costs shall be paid for by the Parties in proportion to their respective working Interests.

4.0 OPERATOR - JOINT OPERATING AGREEMENT

4.1 IFR shall be appointed initial operator of the lands and leases. IFR retains the right to assign operatorshlp to a third party.

4.2 The parties shall enter into a Joint Operating Agreement (JOA) in respect of the lands and leases. The JOA shall specify the initial participating interest in the joint lands. PRV agrees to and acknowledges that IFR may hold PRV working interest in trust subject to the terms and conditions of the JOA.

4.3 The JOA shall include a reasonable area of mutual interest surrounding the acquired lands in which !he parties hereto shall have the right to participate.

4.4 As initial operator, IFR is appointed as PRV's agent and in so acting IFR shall have the right to negotiate for and on behalf of PRV provided that any farmouts and or dispositions shall be made on a pro-rata basis.

6.0 INDEMNIFICATION

PRV shall indemnify IFR and keep it and its Directors, Consultants and Agents indemnified against all liability, costs, losses, and damages which IFR may occur as a result of the parties hereto entering into this agreement.

Should you be in agreement with the forgoing please sign and return one (1) copy of this letter.

This offer shall remain open for your acceptance until 4:00 p.m. February 15th, 1999.

Agreed to this 15th day of February, 1999

/s/ "Harry Chew"

PACIFIC RODERA VENTURES LTD.

Yours truly,

INTERNATIONAL FRONTIER RESOURCES

/s/ "Wm. Patrick Boswell"

Wm. Patrick Boswell

President & CEO

WPB/rd